Exhibit 99.2

745 Seventh Avenue
New York, NY 10019
United States

January 17, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 14, 2016, to the Board of Directors of Equity One, Inc. (“Equity One”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Regency Centers Corporation (“Regency”), as filed by Regency on January 17, 2017 (the “Registration Statement”), relating to the proposed business combination transaction between Equity One and Regency and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Equity One’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Equity One’s Reasons for the Merger; Recommendation of the Equity One Board of Directors,” “The Merger— Opinion of Equity One’s Financial Advisor, Barclays Capital Inc.,” “The Merger—Regency Unaudited Prospective Financial Information,” “The Merger—Equity One Unaudited Prospective Financial Information,” and “Annex C—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Ragavan Bala
Name:	Ragavan Bala
Title:	Managing Director